Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statement No. 333-129550 on Form S-8 of New Peoples Bankshares, Inc. of our report dated March 13, 2006, related to the consolidated balance sheets of New Peoples Bankshares, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, and our report dated March 13, 2006, with respect to management’s report on internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in the New Peoples Bankshares, Inc. 2005 Annual Report on Form 10-K for the year ended December 31, 2005.

BROWN, EDWARDS & COMPANY, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

March 13, 2006

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